As filed with the Securities and Exchange Commission on August 4, 2004

Registration No. 333-_________

==========================================================================================

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PG&E CORPORATION

(Exact name of registrant as specified in its charter)

California	94-3234914
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Market, Spear Street Tower, Suite 2400
San Francisco, California 94105
(Address of principal executive offices) (zip code)

PG&E CORPORATION RETIREMENT SAVINGS PLAN AND THE PG&E CORPORATION RETIREMENT SAVINGS PLAN FOR UNION-REPRESENTED EMPLOYEES (Full title of the Plan)

Gary P. Encinas, Esq. One Market, Spear Tower Suite 400 San Francisco, California 94105 (Name and address of agent for service)

Telephone number, including area code, of agent for service:(415) 267-7000

CALCULATION OF REGISTRATION FEE
==============================================================================================

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, no par value	45,000,000	$28.485	$1,281,825,000	$162,407.23

==============================================================================================

(1) The registration fee was calculated pursuant to Rules 457(h)(1) and 457(c) of the Securities Act of 1933, on the basis of the average of the high and low prices of the registrant’s common stock on August 2, 2004 as reported on the New York Stock Exchange.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

Information required by Items 1 and 2 of Part I of Form S-8 is not required to be filed as part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Certain Documents by Reference

                The following documents filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in this registration statement:

  the latest annual report on Form 10-K of PG&E Corporation (the "Registrant") for the year ended December 31, 2003 (excluding Exhibit 13 which has been superceded by Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on June 18, 2004), the latest annual report on Form 11-K for the PG&E Corporation Retirement Savings Plan and the PG&E Corporation Retirement Savings Plan for Union-Represented Employees, and
  the latest annual report on Form 11-K for the Pacific Gas and Electric Company Savings Fund Plan for Union-Represented Employees which merged into the PG&E Corporation Retirement Savings Plan for Union-Represented Employees effective on March 1, 2004 , the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, the Registrant’s Current Reports on Form 8-K filed on January 22, 2004, February 3, 2004, February 19, 2004, March 2, 2004, March 10, 2004, March 12, 2004, March 16, 2004, March 18, 2004, March 23, 2004, March 26, 2004, March 31, 2004, April 7, 2004, April 12, 2004, April 12, 2004, April 19, 2004, April 27, 2004, May 4, 2004, May 13, 2004 (as amended by the Registrant’s Current Report on Form 8-K/A filed on May 14, 2004), May 14, 2004, May 25, 2004, May 28, 2004, June 18, 2004 (including specifically Exhibit 99.1, which supersedes the information contained in Exhibit 13 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 and Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on March 2, 2004), July 1, 2004, July 14, 2004, July 16, 2004, and August 3, 2004 (other than information furnished, and not filed, pursuant to Items 9 or 12 in any Form 8-K filing);and the description of the Registrant's common stock filed pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant or by the PG&E Corporation Retirement Savings Plan (including the PG&E Corporation Retirement Savings Plan for Union-Represented Employees) after the date of this registration statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment (that indicates all securities offered have been sold or deregisters all securities then remaining unsold), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents (other than information furnished, and not filed, pursuant to Items 9 or 12 in any Form 8-K filing or any future item that permits the Registrant to furnish, rather than file, information).

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

                Gary P. Encinas, Chief Counsel, Corporate, for PG&E Corporation, has provided an opinion regarding the validity of the Registrant’s common stock.  Mr. Encinas and other members of the PG&E Corporation Law Department who will participate in consideration of legal matters related to the common stock, together with members of their respective families, own in the aggregate approximately 22,213 shares of the Registrant’s common stock and options to purchase an additional 131,409 shares.

Item 6.     Indemnification of Officers and Directors.

                The Registrant is a California corporation.  Section 317 of the California Corporations Code provides for indemnification of a corporation’s directors and officers under certain circumstances.  The Registrant’s articles of incorporation authorize the Registrant to provide indemnification of any person who is or was a director, officer, employee or other agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of the predecessor corporation through its bylaws, resolutions of the Registrant’s board of directors, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.  The Registrant’s articles of incorporation also eliminate the liability of its directors to the fullest extent permissible by California law. The Registrant’s Board of Directors has adopted a resolution regarding the Registrant’s policy of indemnification and the Registrant maintains insurance that insures directors and officers of the Registrant against certain liabilities.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

4.1	Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, File No. 1-12609)
4.2

By-Laws of the Registrant amended as of April 21, 2004 (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, File No. 1-12609)

5.1	Opinion of Gary P. Encinas
5.2	Internal Revenue Service (IRS) Determination Letter dated March 3, 2003 regarding the PG&E Corporation Retirement Savings Plan
5.3	Internal Revenue Service (IRS) Determination Letter dated March 17, 2004 regarding the PG&E Corporation Retirement Savings Plan for Union-Represented Employees
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Gary P. Encinas (included in Exhibit 5.1)
24.1	Powers of Attorney
24.2	Resolution of the Board of Directors authorizing the execution of this Registration Statement

Item 9.     Undertakings

              (a)  The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 4th day of August, 2004.

PG&E CORPORATION

By	Robert D. Glynn, Jr.*
Robert D. Glynn, Jr.
Chairman, Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
Robert D. Glynn, Jr.*	Chairman of the Board of Directors, Chief Executive	August 4, 2004
Robert D. Glynn, Jr.	Officer and President (Principal Executive Officer)

Peter A. Darbee*	Senior Vice President and Chief	August 4, 2004
Peter A. Darbee	Financial Officer (Principal Financial Officer)

Christopher P. Johns*	Senior Vice President and	August 4, 2004
Christopher P. Johns	Controller (Principal Accounting Officer)

David R. Andrews*	Director	August 4, 2004
David R. Andrews

Leslie S. Biller*	Director	August 4, 2004
Leslie S. Biller

David A. Coulter*	Director	August 4, 2004
David A. Coulter

C. Lee Cox*	Director	August 4, 2004
C. Lee Cox

David M. Lawrence*	Director	August 4, 2004
David M. Lawrence, M.D.

Mary S. Metz*	Director	August 4, 2004
Mary S. Metz

Barry Lawson Williams	Director

*By: Gary P. Encinas
Gary P. Encinas Attorney-in-fact

     The Plan.  Pursuant to the requirements of the Securities Act of 1933, the administrators of the Plan listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 4th day of August, 2004.

PG&E CORPORATION RETIREMENT SAVINGS PLAN

(INCLUDING THE PG&E CORPORATION RETIREMENT SAVINGS PLAN FOR UNION-REPRESENTED EMPLOYEES)
By Bruce R. Worthington Bruce R. Worthington Chairman, Employee Benefit Committee

EXHIBIT INDEX

4.1	Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, File No. 1-12609)
4.2

By-Laws of the Registrant amended as of April 21, 2004 (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, File No. 1-12609)

5.1	Opinion of Gary P. Encinas
5.2	Internal Revenue Service (IRS) Determination Letter dated March 3, 2003 regarding the PG&E Corporation Retirement Savings Plan
5.3	Internal Revenue Service (IRS) Determination Letter dated March 17, 2004 regarding the PG&E Corporation Retirement Savings Plan for Union-Represented Employees
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Gary P. Encinas (included in Exhibit 5.1)
24.1	Powers of Attorney
24.2	Resolution of the Board of Directors authorizing the execution of this Registration Statement